Exhibit 1

DEALMAKER SECURITIES LLC ORDER FORM

Customer:.Dymicron	Contact: Ted Bird
Address: 1186 S 1680 W Orem, UT 84058, United States	Phone: 801-221-4591
Commencement Date: March 31, 2022	E-Mail: Tbird@dymicron.com

By its signature below in the applicable section, Customer hereby engages and retains DealMaker Securities LLC, a registered Broker-Dealer, to provide the applicable services described in Exhibit A. Referenced within this Order Form are third party services provided by affiliates of DealMaker Securities LLC, subject to the Terms of Service applicable thereto (each such affiliates, a “Company”).

Customer confirms that it understands the terms of this Order Form and the applicable Terms of Services, and by preceding with its order, agrees to be bound contractually with each respective Company. The Applicable Terms of Service include and contain, among other things, warranty disclaimers, liability limitations and use limitations.

There shall be no force or effect to any different terms other than as described or referenced herein (including all terms included or incorporated by reference) except as entered into by a Company and Customer in writing.

CUSTOMER /s/ Ted Bird Authorized Representative	DEALMAKER SECURITIES LLC /s/ Mat Goldstein Authorized Representative

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Schedule A
Regulation A+ Offering Fees

Fees related to the Offering are set forth in the categories below and are denominated in USD. Total expenses for the offering, including fees payable to DealMaker Securities and its affiliates as well as fees payable to third parties may vary depending on the amount of capital raised, and are anticipated as follows

Total Offering Amount	Expected Total Fees (To DealMaker Securities, Affiliates and Third-Parties)
$15,000,000.00	$1,042,050.00 (6.95%)
$10,000,000.00	$778,200.00 (7.79%)
$5,000,000.00	$514,350.00 (10.29%)

To ensure adherence to fair compensation guidelines, DealMaker Securities will ensure that, in any scenario, the aggregate fees payable to DealMaker Securities and its affiliates (but excluding third-party expenses) shall never exceed 8.5% cash proceeds of the Offering.

DealMaker Securities LLC (and affiliate) Fees:

A.    Advisory and Consulting Services Prior to Launch

a.	$32,500 Advance (an advance against accountable expenses anticipated to be incurred, and refunded to extent not actually incurred).

Services may include:

Due Diligence Review

●	Reviewing and performing due diligence on Issuer and Principals and consulting with Issuer regarding same

Consulting on Infrastructure for Self-Directed Electronic Road Show

●	Consulting with Issuer on best business practices regarding raise in light of current market conditions and prior self-directed capital raises
●	White-labeled platform customization to capture investor acquisition through the platform’s analytic and communication tools
●	Consulting with Issuer on question customization for investor questionnaire
●	Consulting with Issuer on selection of webhosting services
●	Consulting with Issuer on completing template for campaign page
●	Advising Issuer on compliance of marketing material and other communications with the public with applicable legal standards and requirements
●	Providing advice to Issuer on content of Form 1A and Revisions
●	Advising Issuer on how to configure platform and link between prospective investors and the Issuer
●	Provide extensive, review, training, and advice to Issuer and Issuer personnel on how to configure and use electronic platform powered by DealMaker.tech
●	Assisting in the preparation of state, SEC and FINRA filings
●	Working with the Client’s SEC counsel in providing information to the extent necessary

Consulting on Marketing for Self-Directed Electronic Road Show

●	Assign an experienced designer to assist the Issuer on messaging
●	Providing expertise on pre-existing Issuer created assets
●	Providing direction on the creation of additional Issuer assets
●	Consulting with Issuer on the creation of assets for all paid media and email campaigns (i.e Google Ads, Advertising Partners, Social Platform advertising)
●	Advising Issuer on website design and implementation

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In the event that the Financial Industry Regulatory Authority (“FINRA”) Department of Corporate Finance does not issue a no objection letter for the Offering, all DMS Fees are fully refundable other than services actually rendered in accordance with DMS standard hourly rates.

B.	Regulatory Corporate Filing Fees
a.	$2,750 for reimbursement of actual out of pocket costs and expenses related to regulatory

Pass-through fee payable to DMS, from the Customer, who will then forward it to appropriate regulatory agencies in payment for the filing. These fees are due and payable prior to any submission by DMS to such agencies.

C.	Transaction Fees During the Offering:
a.	Advisory, Compliance and Consulting Services During the Offering: 1% cash (calculated monthly)
●	Reviewing investor information, including identity verification, performing AML (Anti-Money Laundering) and other compliance background checks, and providing issuer with information on an investor in order for issuer to determine whether to accept such investor into the Offering;
●	If necessary, discussions with the issuer regarding additional information or clarification on an issuer-invited investor;
●	Coordinating with third party agents and vendors in connection with performance of services;
●	Reviewing each investor’s subscription agreement to confirm such investor’s participation in the offering and provide a recommendation to the company whether or not to accept the subscription agreement for the investor’s participation;
●	Contacting and/or notifying the company, if needed, to gather additional information or clarification on an investor;
●	Providing a dedicated account manager;
●	Providing ongoing advice to Issuer on compliance of marketing material and other communications with the public, including with respect to applicable legal standards and requirements;
●	Consulting with Issuer regarding any material changes to the Form 1A which may require an amended filing; and
●	Reviewing third party provider work-product with respect to compliance with applicable rules and regulations.

Fees are calculated as follows:

●	One hundred (100) basis points on the aggregate amount accepted in the Offering, calculated based on the amount accepted into the Offering during the immediately preceding month.

DealMaker Technology Fees:*

A.	Platform Hosting and Maintenance Fees: $2,000

Includes:

● Deal portal powered by DealMaker.tech software with fully-automated tracking, signing, and reconciliation of investment transactions

● Full Analytics suite to track all aspects of the offering and manage the conversion of prospective investors into actual investors.

● Seats for up to 10 users (including legal, compliance, broker-dealer and transfer agent)

Fees are payable at the beginning of each month

B.	Transaction Fees

Includes:

a.	General
i.	$15 per electronic signature executed on DealMaker platform
ii.	$15 per payment reconciled via DealMaker platform

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b.	Payment Processing Fees
i.	Secure Bank-to-Bank Payments (USD) - 2.00%
ii.	Credit Card Processing - 4.50%
iii.	Express Wires - 1.00%
iv.	Per Investor Refund Fee - $50.00
v.	Failed Payment Fee -- $5.00
vi.	Reconciliation Report - $250
c.	AML Searches (required for Reg A offerings)
i.	AML Search (individual) — $2.50
ii.	AML Search (corporate) — $25.00

*DealMaker Technology is provided by Novation Solutions Inc. O/A DealMaker. Customer hereby agrees to the terms set forth in the DealMaker Terms of Service linked [here].

___________________________________
Authorized Representative

DealMaker Reach Fees (Marketing)*

A.    Self-Hosted Electronic Road Show Marketing Advisory and Consulting Services

As per the Marketing Service Agreement, defined below, DealMaker Reach’s efforts and terms of service include, but are not limited to:

●	Fixed Fees - $50,000 upfront plus $12,000 per month during the engagement term (accrued and owing but payment may be deferred until Client receives first distribution from the Platform; thereafter, on a monthly basis)
●	In addition to the Fixed Fees, commencing once the campaign is turned live and Marketing Spend is being deployed, Client will pay to Service Provider each month such number of securities of the Offering corresponding to $20,000.00 (USD) divided by the price of the securities distributed such month to investors in the offering (the “Equity Compensation”).
●	Assisting the Issuer to implement conversion events and campaign tracking
●	Consulting on landing page tests for conversion rate improvement
●	Coordinate with Campaign Platform Provider to develop and optimize campaign page(s)
●	Assisting the Issuer to integrate DealMaker webhooks to build investor funnel and tracking of investor progress/status
●	Providing status reports on the individual campaign vehicles (e-mail, paid social, etc.)
●	Ongoing monthly communication for updates, strategic planning, implementations, and execution of marketing budget.

*Marketing Services are provided by DealMaker Reach LLC. Customer hereby agrees to the terms set forth in the DealMaker Reach Terms of Service linked [here].

___________________________________
Authorized Representative

Services DO NOT include providing any investment advice nor any investment recommendations to any investor.

Issuers may elect to levy an administrative fee for online purchasers in an amount to be determined by the issuer.

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Exhibit A

DealMaker Securities Terms

Broker-Dealer Agreement

These terms and conditions create a binding agreement by and between the customer who has signed the Order Form (“Client”), and DealMaker Securities LLC, a FINRA-registered Broker-Dealer (“DMS”)(the “Agreement”). DMS is a registered broker-dealer providing services in the equity and debt securities market, including offerings conducted via SEC approved exemptions such as Reg D 506(b), 506(c), Regulation A+, Reg CF and others.

Client is offering securities directly to the public in an offering exempt from registration under either Regulation A or Regulation CF (the “Offering”). Client recognizes the benefit of having DMS provide advisory and other services as described herein, on the terms hereof.

1.       Appointment, Term, and Termination

a.       Client hereby engages and retains DMS to provide consulting, operations and compliance services at Client’s discretion.

b.        If Client elects to carry out a Regulation CF Offering, Client retains DMS to act as the Client’s Intermediary for the Offering, as defined by 17 C.F.R. Part 227.

c.       The Agreement will remain in effect for a period of the earlier of: 1) twelve (12) months from the signing of the Order Form (“Term”) and will renew automatically for successive renewal terms of sixty (60) days prior to the expiration of the current term or 2) the closing of the Offering. If Client defaults in performing the obligations under this Agreement, the Agreement may be terminated (i) upon sixty (60) days written notice if Clients fails to perform or observe any material term, covenant, or condition to be performed or observed by it under this Agreement and such failure continues to be unremedied, (ii) upon written notice if any material representation or warranty made by Client proves to be incorrect at any time in any material respect, (iii) upon written notice, in order to comply with a legal requirement, if compliance cannot be timely achieved using commercially reasonable efforts, after providing as much notice as practicable, or, (iv) without limiting the foregoing, at any time if, after the commencement of DMS’s due diligence of the Client, DMS believes that is not advisable to proceed with the contemplated Offering. If Client or DMS commences a voluntary proceeding seeking liquidation, reorganization or other relief, or is adjudged bankrupt or insolvent or has entered against it a final and unappealable order for relief, under any bankruptcy, insolvency, or other similar law, or either party executes and delivers a general assignment for the benefit of its creditors, the Agreement may be terminated upon thirty (30) days’ written notice.

d.       The termination of this Agreement as described herein shall not exclude the availability of any other remedies. Any delay or failure by either party to exercise, in whole or in part, any right, power, remedy or privilege shall not be construed as a waiver or limitation to exercise, in whole or in part, such right, power, remedy or privilege.

e.       All terms of the Agreement, which should reasonably survive termination, shall survive, including, without limitation, confidentiality, limitations of liability and indemnities, arbitration and the obligation to pay Fees relating to Services provided prior to termination.

2.       Services. DMS will perform the services listed on the Order Form in connection with the Offering (the “Services”).

3.       Fees. As payment for the Services, Client shall pay to DMS such fees as described in the Order Form. Client authorizes DMS to deduct any fees owing directly from the Client’s bank account or third-party escrow account (if applicable).

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4.       Regulatory Compliance

a.       Client and all its third-party providers shall at all times (i) comply with direct requests of DMS: (ii) maintain all required registrations and licenses, including foreign qualification, if necessary; and (iii) pay all related fees and expenses (including the FINRA Corporate Filing Fee) in each case that are necessary or appropriate to perform their respective obligations under this Agreement. Client shall comply with and adhere to all DMS policies and procedures which shall be provided to Client.

b.       Client and DMS will have shared responsibility for the review of all documentation related to the Offering but the ultimate discretion about accepting an Investor will be the sole decision of the Client. Each Investor will be considered to be that of the Client’s and NOT DMS.

c.       Client and DMS shall each supervise and train their respective employees, agents, representatives and independent contractors in the performance of functions allocated to them pursuant to the terms of this Agreement.

d.       If either Client or DMS receives material communications (orally or in writing) from any Governmental Authority or Self-Regulatory Organization with respect to this Agreement or the performance of either party’s obligations thereunder, the receiving party shall promptly provide said communications to the opposite party, unless such notification is expressly prohibited by the applicable Governmental Authority.

5.       Role of DMS. Client acknowledges and agrees that Client relies on Client’s own judgement in engaging DMS Services. Client understands and agrees that DMS (i) is not assuming any responsibility for the Client’s underlying business decision to pursue any business strategy or effect any Offering; (ii) makes no representations with respect to the quality of any investment opportunity in connection with the Offering (iii) does not guarantee the performance to or of any Investor in the Offering, (iv) does not guarantee the performance of any third party which provides services to DMS or Client with respect to the Offering, ) (v) will make commercially reasonable efforts to perform the Services pursuant to this Agreement (vi) is not an investment adviser, does not provide investment advice and does not recommend securities transactions and any display of data or other information about the Offering, does not constitute a recommendation as to the appropriateness, suitability, legality, validity, or profitability of any Offering, (vii) Services in connection with this Agreement should not be construed as creating a partnership, joint venture, or employer-employee relationship of any kind, (ix) Services in connection with this Agreement that require registration as a FINRA/SEC registered broker-dealer shall be performed exclusively by DMS or an associated person of DMS , (x) is not providing any accounting, legal or tax advice, and (xi) will use “commercially reasonably efforts” to perform Services pursuant to this Agreement but that this shall not give rise to any express or implied commitment by DMS to purchase or place any of the Client’s securities. Client explicitly acknowledges that DMS shall not and is under no duty to recommend Client’s security and DMS is not selling Client’s security to retail investors.

6.       Indemnification

a.       Indemnification by Client. Client shall indemnify and hold DMS, its affiliates and their respective members, officers, directors and agents harmless from any and all actual or direct losses, liabilities, claims, demands, judgements, arbitrations awards, settlements, damages, and costs (collectively “Losses”), resulting from or arising out of any third party suits, actions, claims, demands, investigations or similar proceedings (collectively “Claim”) to the extent they are based upon (i) a breach of this Agreement by Client, (ii) the wrongful acts or omissions of Client, or (iii) the Offering.

b.       Indemnification by DMS. DMS shall indemnify and hold Client, Client’s affiliates and Client’s representatives and agents harmless from any Losses resulting from or arising out of Proceedings to the extent they are based upon (i) a breach of this Agreement by DMS or (ii) the wrongful acts or omissions of DMS or its failure to comply with any applicable federal, state, or local laws, regulations, or codes in the performance of its obligations under this Agreement.

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c.       Indemnification Procedure. If any Proceeding is commenced against a party entitled to indemnification under this section, prompt notice of the Proceeding shall be given to the party obligated to provide such indemnification. The indemnifying party shall be entitled to take control of the defense, investigation or settlement of the Proceedings and the indemnified party agrees to reasonably cooperate, at the indemnifying party’s cost in ensuing investigations, defense or settlement. The indemnifying party shall reimburse the indemnified party for all expenses (including reasonable fees, disbursements and other charges of counsel) as they are incurred in connection with investigating, preparing, pursuing, defending, or settling a Claim (including without limitation any shareholder or derivative action); provided, however, that indemnifying party will not be liable to indemnify and hold harmless or reimburse an indemnified party pursuant to this paragraph to the extent that an arbitrator (or panel of arbitrators) or court of competent jurisdiction will have determined by a final non-appealable judgment that such Claim resulted from the gross negligence or willful misconduct of such indemnified party. The indemnifying party will not settle, compromise or consent to the entry of a judgment in any pending or threatened Claim unless such settlement, compromise or consent includes a release of the indemnified parties satisfactory to the indemnified parties.

d.       Indemnified Party Limitation Of Liability. No indemnified party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the indemnifying party arising from or related to the Agreement or the Offering or any actions or inactions allegedly taken by the indemnified party in connection with the Agreement, except to the extent that an arbitrator (or panel of arbitrators) or a court of competent jurisdiction determines by a final non-appealable judgment that Losses resulted from the gross negligence or willful misconduct of such indemnified party. In no event shall the indemnified party be liable or obligated in any manner for any consequential, exemplary or punitive damages or lost profits incurred by the Client arising from or relating to the Agreement, an Offering, or any actions or inactions taken by an indemnified party in connection with the Agreement, and the Client agrees not to seek or claim any such damages under any circumstances.

e.       Insufficient Funding For A Claim. If the foregoing indemnification or reimbursement is judicially determined to be unavailable or insufficient to fully indemnify and hold harmless DMS as an indemnified party against a Claim, the Client will contribute to the amount paid or payable by an indemnified party as a result of such Claim in such proportion as is appropriate to reflect the relative financial benefits of the Offering to the Company, on the one hand, and the indemnified party, on the other hand; or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Client on the one hand and the indemnified party on the other hand with respect to such Claim as well as any other relevant equitable considerations. Notwithstanding the preceding paragraphs, in no event will the aggregate amount to be contributed by all indemnified parties towards all Claims and Client losses, exceed the actual fees received by DMS pursuant to the Agreement.

5.       Witness Reimbursement. In the event that DMS or any of its employees, officers, directors, affiliates or agents are requested or required to appear as a witness or subpoenaed to produce documents in any action in which the Client or any of its affiliates is a party to and DMS is not, the Client will reimburse DMS for all expenses incurred by its employees, officers, directors, affiliates or agents in preparing for and appearing as a witness or producing documents, including the reasonable fees and disbursements of legal counsel.

7.       Notices. Any notices required by the agreement shall be in writing and shall be addressed, and delivered via email at the email address included in the Order Form.

8.       Confidentiality and Mutual Non-Disclosure:

a)       Included Information. For purpose of this Agreement, the term “Confidential Information” means all non-public, confidential and/or proprietary information disclosed by one party to this Agreement (“Disclosing Party”) to the other party (“Receiving Party”), including but not limited to (i) financial information, (ii) business and marketing plans, (iii) the names of employees and owners, (iv) the names and other personally identifiable information of customers (v) intellectual property, and (vi) all documentation provided by investors in the Offering.

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b)       Excluded information. For purposes of this Agreement, the term “Confidential information” shall not include (i) information already known to the Receiving Party prior to disclosure by the Disclosing Party, (ii) information independently developed by the Receiving Party without the use of any confidential and proprietary information, (iii) information known to the public through no wrongful act of the Receiving Party, (iv) information that becomes known to the Receiving Party from a third party not bound by a confidentiality obligation to the Disclosing Party.

c)       Confidentiality Obligations. During the Term and at all times thereafter, Receiving Party shall not disclose Confidential Information of the Disclosing Party or use such Confidential Information for any purpose without the prior written consent of Disclosing Party. Each party shall use at least the same degree of care in safeguarding the other party’s Confidential Information as it uses to safeguard its own Confidential Information. Notwithstanding the forgoing, a Receiving Party may disclose Confidential Information (i) if required to do by order of a court of competent jurisdiction, provided that Receiving Party shall notify the Disclosing Party in writing promptly upon receipt of knowledge of such order so that Receiving Party may attempt to prevent such disclosure or seek a protective order, or (ii) as required by applicable law. Nothing contained herein shall be construed to prohibit the SEC, FINRA, or other government entities from obtaining, reviewing, and auditing any information, records, or data of either party containing Confidential Information.

d)       Disclosure and Retention Of Confidential Information. DMS is hereby expressly permitted by Client to disclose Confidential Information to third parties involved in the Offering contemplated herein, provided that Client has been informed of such disclosure in advance and has approved such disclosure (either orally or in writing). DMS may retain one copy of the Client’s Confidential Information to the extent necessary to comply with industry-specific document retention rules and other regulations, and in an archived computer backup system stored as a result of automated backup procedures for compliance purposes. Client acknowledges that regulatory record-keeping requirements, as well as securities industry best practices, require DMS to maintain copies of practically all data and communications, even after this Agreement is terminated Agreement.

e) Logo Display. The Parties agree that the display of a Party’s name or logo on a website or in connection with any marketing materials shall not be considered a disclosure of Confidential Information.

9.       Miscellaneous

a.       These terms are non-exclusive and shall not be construed to prevent either party from engaging in any other business activities.

b.       This Agreement shall be binding upon the parties hereto and their respective heirs, administrators, successors, and assigns. This Agreement may be modified or amended only by a written consent executed by the other party.

c.       Either party may assign this Agreement to any person or entity that acquires all or substantially all of its business or assets, in which case the other party’s consent shall not be unreasonably withheld. This includes an assignment to a subsidiary that an entity party may create or to a company affiliated with or controlled directly or indirectly by an entity party .

d.       When Offering closes, Client agrees that:

(i) DMS, may prepare media materials of its choosing, at its own expense and in compliance with applicable regulations, describing DMS’ Services in the Offering as described in this Agreement; and

(ii) If the Client issues a press release regarding the Offering, it shall include reference to DMS as the broker-dealer on the Offering.

With respect to the preparation of any other marketing or media materials either before or after Offering closes, Client and DMS will work together to authorize and approve in writing any additional co-branded notifications. press releases and/or Client facing communication materials regarding the representations in this Agreement.

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e.       This Agreement shall be construed in accordance with the laws of the State of New York without regard to conflict of laws principles. The parties submit to the jurisdiction of and venue in the federal courts located in the state of New York with respect to any dispute related to this Agreement and any Offering contemplated herein and waive their right to a jury trial (whether such disputes are based on contract, tort or otherwise.) Notwithstanding the above, the parties agree that ANY DISPUTE, CONTROVERSY, CLAIM OR CAUSE OF ACTION BETWEEN THE CLIENT AND DMS DIRECTLY OR INDIRECTLY RELATING TO OR ARISING OUT OF THIS AGREEMENT, OR BREACH THEREOF required or allowed to be conducted by the Financial Industry Regulatory Authority’s (“FINRA”) rules (including the FINRA Code of Arbitration Procedure for Industry Disputes) shall be arbitrated in accordance with such rules. Any arbitration shall be before a neutral arbitrator or panel of arbitrators selected under the FINRA Neutral List Selection System (or any successor system) and in a forum designated by the Director of FINRA Dispute Resolution or any member of FINRA Staff to whom such Director has delegated authority. In general accordance with FINRA Rule 2268, by signing an arbitration agreement the parties agree as follows:

(i)       This Agreement contains a pre-dispute arbitration clause.

(ii)       Except as otherwise provided in this Agreement, all parties to this Agreement are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

(iii)       Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

(iv)       The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

(v)       The arbitrators do not have to explain the reason(s) for their award unless, in an eligible case, a joint request for an explained decision has been submitted by all parties to the panel at least 20 days prior to the first scheduled hearing date.

(vi)       Any panel of arbitrators may include a minority of arbitrators who were or are affiliated with the securities industry.

(vii)      The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.

(ix)       The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this Agreement.

(x)       As provided in FINRA Rule 2268, no person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action; or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; or (ii) the class is decertified; or (iii) the customer is excluded from the class by the court. Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

f.       The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement.

g.       If any provision, term or condition of this Agreement is invalid, void or unenforceable by a court of competent jurisdiction, or a regulatory or self-regulatory agency or body by order or judgment not subject to review, the remaining provisions, terms and conditions shall not be affected and shall remain in full force and effect, and this Agreement shall be carried out as if any such invalid, void or unenforceable provisions, terms or conditions were not included in the Agreement.

h.       This Agreement, along with the Order Form and applicable schedule of DMS fees, contains the entire agreement between the parties and supersedes any prior and collateral agreements, communications, understandings and negotiations relating to the subject matter herein. The Agreement may not be modified or amended except by written agreement executed by both parties.

i.       Pursuant to the requirements of Title III of Pub. L. 107-56 (the USA Patriot Act), as amended (the “Patriot Act”) and other applicable laws, rules and regulations, DMS is required to obtain, verify and record information that identifies the Client which information includes the name and address of the Client and other information that that allows DMS to identify the Client in accordance with the Patriot Act and other such laws, rules and regulations.

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